Exhibit 5.1
September 6, 2022
Kenvue Inc.
Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as counsel for Kenvue Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s proposed issuance and offer to exchange any and all of the outstanding notes set forth on Annex A hereto and identified under the heading “Original Notes” (collectively, the “Original Notes”), issued by the Company, for consideration consisting of, with respect to each series of the Original Notes, the principal amount described in the Registration Statement of newly issued notes of the Company set forth across from such series of Original Notes under the heading “Exchange Notes” on Annex A hereto (collectively, the “Exchange Notes”).
The Exchange Notes are to be issued pursuant to the indenture, dated as of March 22, 2023 (the “Base Indenture”), by and between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of March 22, 2023 (the first supplemental indenture, together with the Base Indenture, the “Indenture”).
In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including: (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) certain resolutions adopted by the Board of Directors of the Company; (iv) the Registration Statement; (v) the Indenture; and (vi) the forms of the Exchange Notes. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and conformity to authentic original documents of all documents submitted to us as copies. In expressing the opinions set forth herein, we have also assumed, with your consent, that the Indenture has been duly authorized, executed and delivered by the Trustee and that the Exchange Notes will conform to the forms of notes examined by us.
Based upon and subject to the foregoing, and assuming that (i) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws; (ii) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Exchange Notes are offered or issued as contemplated by the Registration Statement; and (iii) all Exchange Notes will be issued and sold in compliance with all applicable Federal and state securities laws and in the manner stated in the Registration Statement and the prospectus related thereto, we are of the opinion that the Exchange Notes have been duly authorized by the Company and when the Exchange Notes are duly executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the applicable Original Notes, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).
We express no opinion herein as to any provision of the Indenture or the Exchange Notes that (a) relates to the subject matter jurisdiction of any Federal court of the United States of America, or any Federal appellate court, to adjudicate any controversy related thereto, (b) contains a waiver of an inconvenient forum, (c) relates to the waiver of rights to jury trial or (d) provides for indemnification, contribution or limitations on liability. We also express no opinion as to (i) the enforceability of the provisions of the Indenture or the Exchange Notes to the extent such provisions constitute a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived or (ii) whether a state court outside the State of New York or a Federal court of the United States would give effect to the choice of New York law provided for in the Indenture or the Exchange Notes.
We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Kenvue Inc.
199 Grandview Road
Skillman, NJ 08558
O

ANNEX A

Original Notes	Exchange Notes
1. 5.500% Senior Notes due 2025	1. 5.500% Senior Notes due 2025
2. 5.350% Senior Notes due 2026	2. 5.350% Senior Notes due 2026
3. 5.050% Senior Notes due 2028	3. 5.050% Senior Notes due 2028
4. 5.000% Senior Notes due 2030	4. 5.000% Senior Notes due 2030
5. 4.900% Senior Notes due 2033	5. 4.900% Senior Notes due 2033
6. 5.100% Senior Notes due 2043	6. 5.100% Senior Notes due 2043
7. 5.050% Senior Notes due 2053	7. 5.050% Senior Notes due 2053
8. 5.200% Senior Notes due 2063	8. 5.200% Senior Notes due 2063